Stan T. Waldrop
1905 Cottonwood Valley Circle South
Irving, Texas 75038

October 17, 2005

Ronald E. Lusk
Chairman of the Board and Chief Executive Officer
Lighting Science Group Corporation
2100 McKinney Avenue, Suite 1555
Dallas, Texas 75201

Re:	Resignation and Consulting Agreement

Dear Mr. Lusk:

I agreed to work for Lighting Science Group Corporation, f/k/a The Phoenix Group Corporation (the “Company”), until October 11, 2007 under the attached Employment Agreement (“Employment Agreement”). However, in order to pursue other business opportunities, effective today, I want to voluntarily resign my employment with the Company in all capacities, including my position as President of the Company. I have received all compensation that I am owed through the date of my resignation and understand that, as a result of my resignation, I shall no longer be entitled to receive any compensation or benefits from the Company under my Employment Agreement. I further understand that the Employment Agreement shall be immediately terminated and be of no further force and effect, except for Sections 14, 16 and 17, 21 and 22, which shall remain in full force and effect. I hereby certify that I have returned to the Company all property and information belonging to the Company as provided under Sections 14 and 16B of the Employment Agreement.

I understand that the Company would like for me to be available to provide consulting services for six months after my Resignation to advise them with regard to subjects in which I have particular expertise and to assist the Company in making the transition that results from my resignation (“Consulting Period”). I agree to provide such services on an as-needed basis. As compensation for such services, the Company agrees to grant me 50,000 shares of the Company’s common stock for the Consulting Period which will be issued immediately (“Compensation”). As you are aware, I (along with certain affiliates) am party to several lock-up agreements with the Company regarding the future sale of stock I own in the Company. You have indicated to me that the Company will not take any action to change or alter the existing terms of these agreements. The Company understands that I will have other business obligations during the Consulting Period and agrees that any requests for my consulting services shall be reasonable and shall not interfere with my other business pursuits. I understand that during the Consulting Period I shall be an independent contractor. As such, I will not be entitled to receive any benefits that the Company may provide to its employees and will be responsible for payment of any and all taxes on the Compensation.

I hereby waive, release and forever discharge the Company and its former or current successors, predecessors, subsidiaries, affiliates and assigns and their former or current directors, officers, employees, agents and attorneys from any and all charges, claims, damages, injuries and actions, in law or equity, whether known or unknown, that I or my heirs, successors, executors or other representatives ever had, now have or may in the future have by reason of any act, omission, matter cause or thing relating to or arising from my employment or termination from employment with the Company.

This letter contains all the terms regarding my resignation and my agreement to provide consulting services to the Company and supersedes all prior agreements, discussions or understandings. If the terms of this letter are acceptable to the Company, please sign below.
Sincerely,

/s/ Stan T. Waldrop

Stan T. Waldrop

The above have been accepted and agreed to by Lighting Science Group Corporation.

LIGHTING SCIENCE GROUP CORPORATION

By: ____/s/ Ronald E. Lusk_______
Ronald E. Lusk
Chairman of the Board and
Chief Executive Officer